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                                                                    Exhibit 10.9

                        ADMINISTRATIVE SERVICES AGREEMENT

         THIS ADMINISTRATIVE SERVICES AGREEMENT is dated the ____ day of _______, 1998, by and between ESSEF CORPORATION, an Ohio corporation ("Essef"), and Essef's indirect, wholly-owned subsidiary, ANTHONY & SYLVAN POOLS CORPORATION, an Ohio corporation ("A&S").

                                   WITNESSETH:

         WHEREAS, A&S anticipates that it will issue additional shares of its authorized but unissued shares of common stock ("Common Stock") in a registered and underwritten initial public offering of 20% or less of its outstanding shares and subsequently, Essef intends to distribute to its shareholders, pursuant to a two-step tax free spinoff under Internal Revenue Code Section 355, all of the Common Stock of A&S which it owns ("Spinoff"); and

         WHEREAS, Essef has the resources, staff, and expertise to support A&S in the business of A&S until such time as A&S has the internal staff and expertise necessary to operate independently; and

         WHEREAS, on the terms and subject to the conditions set forth herein, A&S desires to retain Essef as an independent contractor to provide, directly or indirectly, certain administrative, financial, management, and other services to A&S; and

         WHEREAS, on the terms and subject to the conditions set forth herein, Essef desires to provide, directly or indirectly, such services to A&S.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Essef and A&S, for themselves, and their respective successors and assigns, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.01. DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

         (a) "Closing Date" means the date of the closing of the initial sale of Common Stock in the Initial Public Offering.

         (b) "Common Stock" means the issued and outstanding shares of Common Stock, having no par value, of A&S, and any other class of A&S capital stock representing the right to vote generally for the election of directors.

         (c) "Employee Welfare Plans" has the meaning ascribed thereto in
Section 4.03.


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         (d) "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, as amended from time to time.

         (e) "Essef Entities" means Essef and its subsidiaries (excluding A&S, unless otherwise required by the context), and an "Essef Entity" shall mean any of the Essef Entities.

         (f) "Hourly Billing" has the meaning ascribed thereto in Section 3.01.

         (g) "Initial Public Offering" means the issue of shares of Common Stock to the public in an offering registered under the Securities Act of 1933, as amended.

         (h) "Pass-Through Billing" has the meaning ascribed thereto in Section 3.01.

         (i) "Payment Date" has the meaning ascribed thereto in Section 3.05.

         (j) "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof), or other entity.

         (k) "Service Costs" has the meaning ascribed thereto in Section 3.01.

         (l) "Services" has the meaning ascribed thereto in Section 2.01.

         (n) "subsidiary" means, as to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the subsidiaries of such Person or by a combination thereof. Subsidiary, when used with respect to Essef or A&S, shall also include any other entity affiliated with Essef and A&S, as the case may be, that Essef and A&S may hereafter agree in writing shall be treated as a "subsidiary" for the purposes of this Agreement.

         Section 1.02. INTERNAL REFERENCES. Unless the context indicates otherwise, references to Articles, Sections, and paragraphs shall refer to the corresponding articles, sections, and paragraphs in this Agreement, and references to the parties shall mean the parties to this Agreement.



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                                   ARTICLE II
                          PURCHASE AND SALE OF SERVICES

         Section 2.01.     PURCHASE AND SALE OF SERVICES.

         (a) On the terms and subject to the conditions of this Agreement and in consideration of the Service Costs, Essef agrees to provide to A&S, or to procure for the provision to A&S, and A&S agrees to purchase from Essef, the services described in Section 2.01(c) (the "Services"). Unless specifically provided otherwise, the Services to be provided or procured by Essef hereunder shall be substantially similar in scope, quality, and nature to those provided to, or procured on behalf of, A&S prior to the Closing Date.

         (b) It is understood that (i) the Services to be provided to A&S under this Agreement will, at A&S's request, be provided to subsidiaries of A&S, and
(ii) Essef may satisfy its obligation to provide or procure Services hereunder by causing one or more of its subsidiaries to provide or procure such Services. With respect to Services provided to, or procured on behalf of, any subsidiary of A&S, A&S agrees to pay on behalf of such subsidiary all amounts payable for such Services.

         (c) Essef will provide the following Services to A&S pursuant to this Agreement and A&S will pay for such Services as described below.

                     SERVICES                              PAYMENT METHOD

--------------------------------------------------------------------------------

1. Day-to-day, recurring management, oversight,            Flat Fee Billing
cash management, risk management, legal, tax preparation and filing, accounting, administration of the A&S 401(k) plan and other employee benefit programs, Securities and Exchange Commission filings, public relations, investor relations

--------------------------------------------------------------------------------
2.  Corporate development, acquisitions and dispositions   Hourly Billing
--------------------------------------------------------------------------------
3.  Extraordinary legal and accounting                     Hourly Billing
--------------------------------------------------------------------------------
4.  Insurance Policies                                     Allocable Share
--------------------------------------------------------------------------------
5.  Employee Benefits Payments                             Pass-Through Billing
--------------------------------------------------------------------------------


         Section 2.02. ADDITIONAL SERVICES. In addition to the Services to be provided or procured by Essef pursuant to Section 2.01, Essef from time to time may provide additional services (including services not provided by Essef to A&S prior to the Closing Date) to A&S; provided that the scope of any such services, as well as the term, costs, and other terms and conditions applicable to such services, shall be as mutually agreed in writing by Essef and A&S.


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Upon such agreement, all such services shall be included in the term "Services"
for purposes of this Agreement.

                                   ARTICLE III
                          SERVICE COSTS; OTHER CHARGES

         Section 3.01.     SERVICE COSTS GENERALLY.

         (a) The Hourly Billing, Pass-Through Billing, and Flat Fee Billing methods applicable to the Services provided to A&S are collectively referred to herein as the "Service Costs." A&S agrees to pay to Essef in the manner set forth in Section 3.05 the Service Costs applicable to each of the Services provided by Essef.

         (b) It is the express intent of the parties that Service Costs relating to the administration of the employee plans and the performance of related Services will not exceed reasonable compensation for such Services as defined in 29 CFR section 2550.408c-2.

         Section 3.02. HOURLY BILLING. The costs of Services determined by the Hourly Billing method shall be equal to an Essef Entity employee's annual compensation, including bonuses, divided by 2080, multiplied by the aggregate number of hours the Essef Entity employee is engaged in providing Services to A&S, plus an additional 30% of such amount. All Essef Entities shall cause each of their employees who provides any of the Services to keep written records of the hours engaged in providing Services to A&S.

         Section 3.03. PASS-THROUGH BILLING. The costs of Services determined by the Pass-Through Billing method shall be equal to the third-party costs and expenses incurred by any Essef Entity on behalf of A&S. If an Essef Entity incurs costs or expenses on behalf of A&S as well as other businesses operated by such Essef Entity, the Essef Entity will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as such Essef Entity shall determine in the exercise of its reasonable judgment. Essef shall apply usual and customary accounting conventions in making such allocations, and Essef or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Essef shall make copies of such books and records available to A&S upon request and with reasonable notice.

         Section 3.04. FLAT FEE BILLING. Essef shall charge A&S Fifty Thousand Dollars ($50,000) per month for the Services determined by the Flat Fee Billing arrangement. The costs of Services determined by the Flat Fee Billing have been determined by Essef and A&S and are expected to be commensurate with the estimated amount of Services. If an Essef Entity incurs costs or expenses on behalf of A&S as well as other businesses operated by A&S, the Essef Entity will allocate any such costs or expenses in good faith between the various businesses on behalf of which such costs or expenses were incurred as the Essef Entity shall determine in the exercise of its reasonable judgment. Essef shall apply usual and customary accounting conventions in making such allocations, and Essef or its agents shall keep and maintain such books and records as may be reasonably necessary to make such allocations. Essef shall make copies of all books and records relating to such Services available to A&S upon request and with


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reasonable notice. Benefit claims processing activities performed by Essef or
Essef's subcontractors shall be coordinated to facilitate payments.

         Section 3.05.     INVOICING AND SETTLEMENT OF COSTS.

         (a) Essef will invoice A&S for the Service Costs on a monthly basis, in arrears, either directly or through an intracompany billing system, in a manner substantially consistent with the billing practices used in connection with services provided to A&S prior to the Closing Date. In connection with the invoicing described in this Section 3.05(a), Essef will provide to A&S the same billing data and level of detail as it customarily provides to other businesses and subsidiaries operated by Essef and such other data as may be reasonably requested by A&S. Such invoices shall specify, if applicable, the number of hours engaged in providing Services to A&S reported by each Essef Entity employee in the case of Services whose cost is determined by the Hourly Billing method.

         (b) A&S agrees to pay Essef on the date on which Essef invoices A&S for the Service Costs (each, a "Payment Date"), at Essef's option upon reasonable notice to A&S, through Essef's intracompany billing system, cash management systems, or, if requested by Essef, by wire transfer of immediately available funds payable to the order of Essef, all amounts invoiced by Essef pursuant to paragraph (a) above during the preceding calendar month (or since the Closing Date, in the case of the first Payment Date). However, in the event that A&S, in good faith, questions any invoiced item, payment of that item shall be made only after the satisfactory resolution of those questions. If A&S fails to pay any monthly payment within five (5) days of the Payment Date, A&S shall be obligated to pay, in addition to the amount due on such Payment Date, simple interest on such amount at a rate of one percent (1%) per month.

         Section 3.06. AMENDED BILLING. Essef may, from time to time, prepare and deliver to A&S any proposed changes in billing methodology and, to the extent available, the Service Costs estimated to be payable for such Services. Except as otherwise provided in Section 4.04, and except as specifically described in this Agreement (including the Schedules), Essef may not change the method of allocating and charging the Service Cost of any Service provided to A&S unless A&S is notified in writing not less than thirty (30) days in advance of implementing such revised method.

                                   ARTICLE IV
                                  THE SERVICES

         Section 4.01.     STANDARD OF CARE.

         (a) Except as otherwise described in this Agreement, and provided that Essef is not restricted by contract with third parties or by applicable law, Essef agrees that the nature, quality, and standard of care applicable to the delivery of the Services hereunder will be substantially the same as that of the Services which Essef provides from time to time throughout its businesses. Essef shall use its reasonable efforts to ensure that the nature and quality of Services provided to A&S employees, either by Essef directly or through administrators under contract, shall be undifferentiated as compared with the same services provided to or on behalf of Essef employees under Employee Welfare Plans.


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         (b) A&S recognizes that Essef now renders and may continue to render management and other services to other companies that may or may not have policies and conduct activities similar to those of A&S. Essef shall be free to render such advice and other services, and A&S hereby consent thereto. Essef shall not be required to devote full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonably necessary to perform the Services required hereunder.

         Section 4.02. PERSONNEL. In consultation with A&S, Essef shall determine both the staffing required and particular personnel assigned to perform the Services, including but not limited to clerical staff, technicians, professionals, management persons, or otherwise.

         Section 4.03. DELEGATION. Subject to Section 4.01 above, A&S hereby delegates to Essef final, binding, and exclusive authority, responsibility, and discretion to interpret and construe the provisions of employee welfare benefit plans in which A&S has elected to participate and which are administered by Essef under this Agreement (collectively, the "Employee Welfare Plans"). Essef may further delegate such authority to plan administrators to:

         (i) provide administrative and other services;

         (ii) reach factually supported conclusions consistent with the terms of the Employee Welfare Plans;

         (iii) make a full and fair review of each claim, denial, and decision related to the provisions of benefits provided or arranged for under the Employee Welfare Plans, pursuant to the requirements of ERISA, if within sixty
(60) days after receipt of the notice of denial, a claimant requests in writing a review for reconsideration of such decisions. The administrator shall notify the claimant in writing of its decision on review. Such notice shall satisfy all ERISA requirements relating thereto; and

         (iv) notify the claimant in writing of its decision on review.

         Section 4.04. NOTICE. Unless otherwise agreed in writing, A&S agrees to provide Essef with at least thirty (30) days prior written notice of any material change in the eligible A&S employees and retirees covered by Employee Welfare Plans, and any change in the scope of Services to be provided by Essef with respect thereto. Notwithstanding the preceding sentence, if A&S provides Essef with less than thirty (30) days notice of any such change and Essef is nonetheless able, with reasonable efforts, to effectuate such change with such shorter notice, then Essef shall implement the requested change.

         Section 4.05. REPORTS. Essef shall provide or shall cause to be provided to A&S data or reports requested by A&S relating to (i) benefits paid to or on behalf of A&S employees under Employee Welfare Plans, including but not limited to financial statements, claims history, and census information, and
(ii) other information relating to the Services that is required to satisfy any reporting or disclosure requirement of ERISA or the Code. Essef will provide such information within a reasonable period of time after it is requested. The costs for reports which are substantially similar to reports prepared by Essef or on behalf of Essef generally for its


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businesses shall be billed as part of the Flat Fee Billing. The cost for additional reports shall be billed as incremental costs in accordance with
Section 3.07.

         Section 4.06. LIMITATION OF LIABILITY. A&S agrees that none of the Essef Entities and their respective directors, officers, agents, and employees (each, an "Essef Indemnified Person") shall have any liability, whether direct or indirect, in contract or tort or otherwise, to A&S for or in connection with the Services rendered or to be rendered by any Essef Indemnified Person pursuant to this Agreement, the transactions contemplated hereby, or any Essef Indemnified Person's actions or inactions in connection with any such Services or transactions, except for damages which have resulted from such Essef Indemnified Person's gross negligence or willful misconduct in connection with any such Services, actions, or inactions. The sole remedy of A&S for any claim relating to the performance or nonperformance of the Services shall be a refund by Essef to A&S of any charges or fees paid for the applicable Services. In addition, in no event shall either party be liable to the other for special, punitive, incidental, or consequential damages arising out of this Agreement. ESSEF MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND ESSEF SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE SERVICES TO BE PROVIDED HEREUNDER.

         Section 4.07. INDEMNIFICATION OF ESSEF INDEMNIFIED PERSONS BY A&S. A&S agrees to indemnify and hold harmless each Essef Indemnified Person from and against any damages arising out of any of the Services, actions, or inactions in connection with this Agreement; provided that A&S will not be responsible for any damages of any Essef Indemnified Person that have resulted from such Essef Indemnified Person's gross negligence or willful misconduct in connection with any of the Services, actions, or inactions referred to above.

         Section 4.08. INDEMNIFICATION OF A&S INDEMNIFIED PERSONS BY ESSEF. Essef agrees to indemnify and hold harmless A&S and its directors, officers, agents, and employees (each, an "A&S Indemnified Person") from and against any damages arising out of any of the Services, actions or inactions in connection with this Agreement, provided that Essef will not be responsible for any damages of any A&S Indemnified Person that have resulted from such A&S Indemnified Person's gross negligence, or willful misconduct in connection with any of the Services, actions or inactions referred to above.

         Section 4.09. FURTHER INDEMNIFICATION. To the extent that any other Person has agreed to indemnify any Essef Indemnified Person or to hold an Essef Indemnified Person harmless and such Person provides services to Essef or any affiliate of Essef relating directly or indirectly to his employee plan or benefit arrangement to (i) make such agreement applicable to A&S Indemnified Person so that each A&S Indemnified Person is held harmless or indemnified to the same extent as any Essef Indemnified Person, or (ii) otherwise make available to each A&S Indemnified Person the benefits of such agreement.

                                    ARTICLE V
                              TERM AND TERMINATION

         Section 5.01. TERM. Except as otherwise provided in this Article V or as otherwise agreed in writing by the parties, this Agreement shall have an initial term lasting through the earlier of three years from the date hereof or
(18) months following the consummation of the Spinoff, and will be renewed automatically thereafter for successive one-year terms unless either A&S or Essef elects not to renew this Agreement upon not less than sixty (60) days' written notice. Essef shall not have any obligation to provide the Services described in this Agreement for any period after the Spinoff except as specifically provided herein.


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        Section 5.02. TERMINATION.

        (a) Either A&S or Essef may from time to time terminate this Agreement with respect to one or more of the Services upon giving at least sixty (60) days' written notice to the other; provided, however that if Essef amends the billing methodology as described in Section 3.06 above, A&S may terminate this Agreement upon thirty (30) days notice following such amendment.

        (b) This Agreement will be subject to termination by either A&S or Essef upon sixty (60) days' written notice if Essef ceases to own shares of Common Stock representing more than fifty percent (50%) of the voting power of the Common Stock of A&S.

        (c) Notwithstanding anything to the contrary in this Section 5.02, Essef may, at its option, immediately terminate this Agreement as it relates to any given Service if Essef would otherwise not be required to provide such service with respect to any employee benefit plan or program that is substantially similar to a corresponding plan or program of Essef (as such plans and programs of Essef exist from time to time) or if the method of delivering such Service would no longer be substantially similar to the manner in which such Service was delivered to A&S, as such delivery may change from time to time. Essef shall give A&S as much advance notice as is reasonably possible in connection with any planned early termination of a Service with respect to any employee benefit plan or program.

        (d) Notwithstanding anything to the contrary in this Section 5.02, Essef may terminate any affected Service at any time if A&S shall have failed to perform any of its material obligations under this Agreement relating to any such Service, Essef has notified A&S in writing of such failure, and such failure shall have continued for a period of sixty (60) days after receipt by A&S of notice of such failure.

        (e) Notwithstanding anything to the contrary in this Section 5.02, A&S may terminate any affected Service at any time if Essef shall have failed to perform any of its material obligations under this Agreement relating to any such Service, A&S has notified Essef in writing of such failure, and such failure shall have continued for a period of thirty (30) days after receipt by Essef of notice of such failure.

        (f) Notwithstanding anything to the contrary in this Section 5.02, either Essef or A&S may terminate coverage of A&S under Essef's umbrella liability, property, casualty or fiduciary insurance policies at any time on ninety (90) days' written notice prior; provided that a replacement policy, acceptable to Essef, is entered into by A&S. A&S shall reimburse Essef for any out-of-pocket costs or expenses Essef incurs as a result of any such termination of coverage.

        Section 5.03. EFFECT OF TERMINATION.

        (a) Other than as required by law, upon termination of any Service pursuant to Section 5.02, and upon expiration of the term of this Agreement, without renewal, in accordance with Section 5.01, Essef will have no further obligation to provide the terminated service (or any Service, in the case of termination of this Agreement), and A&S will have no obligation to pay any fees relating to such Services or make any other payments hereunder; provided that


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notwithstanding such termination, (i) A&S shall remain liable to Essef for fees owed and payable in respect of Services provided prior to the effective date of the termination, including any applicable interest payments as specified in
Section 3.05(b), (ii) Essef shall continue to charge A&S for administrative and program costs relating to benefits paid after but incurred prior to the termination of any Service and other services required to be provided after the termination of such Service and A&S shall be obligated to pay such expenses in accordance with the terms of this Agreement, and (iii) the provisions of Articles IV, V, and VI shall survive any such termination. All program and administrative costs attributable to A&S' employees for Essef Plans that relate to any period after the effective date of any such termination shall be for the account of and payable by A&S.

         (b) Following termination of this Agreement with respect to any Service, Essef and A&S agree to cooperate in providing for an orderly transition of such Service to A&S or to a successor service provider. Without limiting the foregoing, Essef agrees to (i) provide, within thirty (30) days of the termination, copies in a format designated by Essef of all records relating directly or indirectly to benefit determinations of A&S employees, including but not limited to plan interpretive policies, plan procedures, administration guidelines, minutes, or any data or records required to be maintained by law, and (ii) work with A&S in developing a transition schedule.

         Section 5.04. PURPOSE OF AGREEMENT. The parties acknowledge that the purpose of this Agreement is to provide the services on an interim basis following the initial public offering of Common Stock and prior to the spinoff of A&S Common Shares to Essef's shareholders to permit A&S to obtain alternative sources for the Services. A&S shall use its best efforts to obtain alternative sources for the Services as soon as practicable.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01. OTHER AGREEMENTS. In addition to the services described herein, Essef is providing A&S with certain additional services pursuant to a Tax Allocation Agreement.

         Section 6.02. FUTURE LITIGATION AND OTHER PROCEEDINGS. In the event that A&S (or any of its officers or directors) or an Essef Entity (or any of its officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), the party (and its officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the other party's expense, with any reasonable requests by the other party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of employees as witnesses). In the event that A&S (or any of its officers or directors) and an Essef Entity (or any of its officers and directors) at any time after the date hereof initiate or become subject to any litigation or other proceedings before any governmental authority or arbitration panel with respect to which the parties have no prior agreements (as to indemnification or otherwise), each party (and its officers and directors) shall, at its own expense, coordinate its strategies and actions with respect to such litigation or other proceedings


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to the extent such coordination would not be detrimental to its respective interests and shall comply, at the expense of the requesting party, with any reasonable requests of the other party for assistance in connection therewith (including providing information and making available employees as witnesses).

         Section 6.03. RELATIONSHIP BETWEEN THE PARTIES; INDEPENDENT CONTRACTOR; USE OF ESSEF PERSONNEL. With respect to the relationship between A&S and Essef, it is hereby acknowledged and understood that each of A&S and Essef is (i) a separate legal entity, with a separate governing body, officers and shareholders, (ii) conducting a separate business, (iii) responsible for establishing its own policies, its capital budget and operating budgets, and making its own investments in its business, and (iv) responsible for selecting, determining the compensation of and termination of its personnel; and neither the existence of this Agreement, nor the providing of Services hereunder is intended to or shall be deemed to constitute control of A&S by Essef or any of its affiliates. It is further understood and agreed that Essef shall be rendering the Services to A&S as an independent contractor and that none of its officers or employees (other than those who are also employed by or are officers of A&S) shall be deemed or construed to be an employee of A&S. Each party shall be responsible for any injury or death to its own employees, including all workers' compensation claims or liabilities resulting therefrom. This Agreement does not constitute or involve a partnership, joint venture (except to the extent provided in Section 4.03), or a profit-sharing arrangement among the parties hereto. All personnel used in rendering the Services shall be employed by and compensated by Essef.

         Section 6.04. SUBCONTRACTORS. Essef may hire or engage one or more subcontractors to perform all or any of its obligations under this Agreement, provided that, subject to Section 4.06, Essef will in all cases remain primarily responsible for all obligations undertaken by it in this Agreement with respect to the scope, quality and nature of the Services provided to A&S.

         Section 6.05. FORCE MAJEURE. Neither party shall be liable for delay or failure of performance because of "force majeure," defined as an event beyond the control of either party, which by its nature could not have been foreseen by such party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared), failure of energy sources, and systems failures because of the Year 2000 problem. The party claiming excuse will exercise all due diligence to minimize to the greatest extent possible the effect of force majeure on its obligations hereunder. Promptly on becoming aware of force majeure causing a delay or failure of performance of any obligations imposed by this Agreement (and termination of such delay), the party affected shall give written notice to the other party giving details of the same, including particulars of the actual and, if applicable, any estimated continuing effects of such force majeure on the obligations of the party whose performance fails or is delayed.

         Section 6.06. NOTICES. Any notice, request, designation, direction, demand, election, acceptance or other communication shall be in writing and shall be effective and deemed to have been given (i) three days after mailed postage prepaid, by certified first class mail, return receipt requested, addressed to a party and received by such party, (ii) when hand or courier delivered, or (iii) when sent by telecopy with receipt confirmed, to the following addresses:


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                  (a)               If to A&S, to:

                                    Anthony & Sylvan Pools Corporation
                                    220 Park Drive
                                    Chardon, OH 44024
                                    Attention:  Stuart D. Neidus
                                    Fax:  (440) 286-2206

                  (b)               If to Essef, to:

                                    Essef Corporation
                                    220 Park Drive
                                    Chardon, OH 44024
                                    Attention:  Mark E. Brody
                                    Fax:  (440) 286-2206

         Section 6.07. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to Ohio's conflict of law rules or principles.

         Section 6.08. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         Section 6.09. AMENDMENT. This Agreement may only be amended by a written agreement executed by both parties hereto. This Agreement shall be amended as mutually agreed by Essef and A&S in order to comply with any requirements imposed by the Internal Revenue Service in order to issue a ruling pursuant to Section 355 of the Internal Revenue Service Code of 1986, as amended.

         Section 6.10. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.

         Section 6.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The foregoing notwithstanding, and except as provided in Section 6.04, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

         Section 6.12.  DISPUTE RESOLUTION.

         (a) In the event that any dispute arises between A&S and Essef in connection with this Agreement, the representatives of each party responsible for the subject matter of such


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

dispute shall use good faith efforts to resolve such dispute promptly. In the event that such dispute cannot be resolved by the parties' representatives, the matter shall be submitted to the parties' respective Chief Executive Officers ("CEOs") for resolution.

         (b) In the event that the CEOs cannot reach resolution of an issue involving the values or amounts of Services to be provided under this Agreement, then the unresolved dispute shall be settled at the election of either party, by final and binding independent arbitration. All arbitrations pursuant to this Agreement shall be conducted before the American Arbitration Association ("AAA") in Cleveland, Ohio, U.S.A., and shall be carried out in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Rules") and the provisions of this Agreement. A&S and Essef shall each select one arbitrator and a third arbitrator will be selected unanimously by the arbitrators selected by A&S and Essef. If the two arbitrators selected by A&S and Essef are unable to select the third arbitrator within ten (10) days of the appointment of the two arbitrators, the parties consent to the selection of the third arbitrator by the AAA administrator. The award of the arbitrators may be enforced by any court having jurisdiction over the parties.

         (c) Nothing in this section shall be interpreted or construed to permit independent arbitration regarding disputes that do not involve only amounts or values of the Services provided. All other issues, including but not limited to the interpretation of this Agreement, are not subject to arbitration by either party.

         Section 6.13. WAIVERS. The failure of a party to exercise any of its rights under this agreement on one occasion shall not waive such party's right to exercise its rights on another occasion.

         Section 6.14. A&S' DIRECTORS AND OFFICERS. Nothing contained herein will be construed to relieve the directors or officers of A&S from the performance of their respective duties or to limit the exercise of their powers in accordance with the Articles or Regulations of A&S or in accordance with any applicable statute or regulation.

         Section 6.15. ARTICLE AND SECTION TITLES. The article and section titles used in this Agreement are for convenience of reference only and will not be considered in the interpretation or construction of any of the provisions thereof.



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


        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date and year first above written.

                                ESSEF CORPORATION

                                NAME:
                                     ----------------------------------------

                                BY:
                                    -----------------------------------------

                                TITLE:
                                      ---------------------------------------

                                ANTHONY & SYLVAN POOLS CORPORATION

                                BY:
                                     ----------------------------------------

                                NAME:
                                    -----------------------------------------

                                TITLE:
                                      ---------------------------------------